Exhibit 99.1

ePlus Reports Fourth Quarter and Fiscal 2016 Results

Fourth Quarter Ended March 31, 2016

•	Net sales increased 12.0% to $299.4 million; technology segment net sales increased 12.9% to $292.2 million.
•	Adjusted gross billings of product and services increased 17.4% to $399.1 million.
•	Gross margin on sales of product and services expanded 60 basis points to 20.6%; consolidated gross margin increased 40 basis points to 22.4%.
•	Net earnings increased 11.8% to $10.0 million.
•	Adjusted EBITDA increased 11.8% to $18.2 million.
•	Diluted earnings per share increased 11.5% to $1.36. Non-GAAP diluted earnings per share increased 15.0% to $1.46.

Fiscal Year 2016

•	Net sales increased 5.3% to $1.20 billion; technology segment net sales increased 5.5% to $1.17 billion.
•	Adjusted gross billings of product and services increased 8.5% to $1.56 billion.
•	Gross profit increased 7.2% to $262.1 million, led by a 7.5% increase in technology segment gross profit.
•	Consolidated gross margin increased to 21.8% from 21.4%; gross margin on sales of product and services expanded 50 basis points to 19.9%.
•	Net earnings fell 2.4% to $44.7 million, as compared to $45.8 million in the prior year which included non-operating income of $7.6 million.
•	Adjusted EBITDA increased 8.3% to $81.3 million.
•	Diluted earnings per share declined to $6.09 from $6.19 last year, partially attributable to non-operating income recorded last year.
•	Non-GAAP diluted earnings per share increased 10.0% to $6.33 from $5.75 in the prior year.

HERNDON, VA - May 25, 2016 - ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the fourth quarter and fiscal year ended March 31, 2016.

Management Comment

"ePlus had good financial results in fiscal 2016, and ended the year in a strong position, demonstrating the strength of our services-focused business model.  Financial results for the fourth quarter were strong, with growth across net sales, gross profit and net earnings.  We believe that customer acceptance of our IT solutions across a broad spectrum of markets and technologies affirms our strategy and demonstrates that we are well positioned for continued success," said Phillip G. Norton, CEO, chairman and president of ePlus.

"Results for the full fiscal year give a clearer picture of our long-term earning potential, and our ability to execute by taking share from competitors while improving gross margins on sales of products and services.  We grew faster than the overall IT market by focusing on higher growth solutions like cloud, security and hyperconverged infrastructure.  We also experienced growth in customer markets for technology, retail, and financial services.  While net earnings declined 2.4% comparatively, partially as a result of last year's non-operating income, adjusted EBITDA grew at approximately one and a half times the percentage rate increase of revenue, demonstrating the operating leverage in our business model.

"In addition, during the year we acquired the businesses of IGX with operations in Connecticut and the United Kingdom.  IGX further expands our expertise in a key area – security -- and creates our first international location.  Over the year we repurchased 116,302 shares of stock, as part of our focus on enhancing shareholder value.  We also rolled out a new brand identity, Where Technology Means More®, which reflects the growing capacity of our IT solutions to drive business outcomes.

"To sum up, fiscal 2016 was a year of achievement across our business, and we believe we continue to build a solid foundation for future growth."

Fourth Quarter Fiscal 2016 Results

For the fourth quarter ended March 31, 2016 as compared to the fourth quarter of the prior fiscal year ended March 31, 2015:

Consolidated net sales rose 12.0% to $299.4 million, from $267.3 million.

Technology segment net sales rose 12.9% to $292.2 million, from $258.9 million.

Adjusted gross billings of product and services increased 17.4% to $399.1 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales decreased 14.4% to $7.2 million, from $8.4 million due to lower portfolio earnings.

Consolidated gross profit rose 14.0% to $66.9 million, from $58.7 million.

Consolidated operating income rose 8.6% to $16.4 million, from $15.1 million.

Net earnings rose 11.8% to $10.0 million, from $8.9 million.

Adjusted EBITDA rose 11.8% to $18.2 million, from $16.3 million.

Diluted earnings per share was $1.36, compared with $1.22 in the fourth quarter of fiscal 2015. Non-GAAP diluted earnings per share was $1.46, compared with $1.27 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition-related amortization expense, net of taxes.

Fiscal Year 2016 Results

For the fiscal year ended March 31, 2016 as compared to the prior fiscal year ended March 31, 2015:

Consolidated net sales were up 5.3% to $1.20 billion, compared with $1.14 billion.

Technology segment net sales rose 5.5% to $1.17 billion, up from $1.11 billion. Adjusted gross billings of product and services grew 8.5% to $1.56 billion.

Financing segment net sales were $35.1 million, up from $34.8 million, due to higher post-contract earnings and transactional gains.

Consolidated gross profit rose 7.2% to $262.1 million, compared with $244.5 million.

Consolidated operating income rose 7.1% to $75.8 million, up from $70.7 million.

Net earnings fell 2.4% to $44.7 million, as compared to $45.8 million in the prior year, which included other income of $7.6 million due to a gain on retirement of a liability and a gain from a claim in a class action suit.

Adjusted EBITDA rose 8.3% to $81.3 million, up from $75.0 million.

Diluted earnings per share was $6.09, down 1.6% from $6.19 in fiscal 2015.  Non-GAAP diluted earnings per share increased 10.0% to $6.33 from $5.75 in fiscal 2015.

Balance Sheet Highlights

At March 31, 2016, ePlus had cash and cash equivalents of $94.8 million, up from $76.2 million as of March 31, 2015. Total stockholders' equity was $318.9 million, compared with $279.3 million on March 31, 2015. Total shares outstanding were 7.4 million as of March 31, 2016 and 2015.

Summary and Outlook

"We remain confident in our business model and prospects for our fiscal 2017.  While the IT market in general faces growth constraints, such as ongoing challenges in the storage market and disruptive technologies, we are confident in our ability to capture market share from existing and new customers, as well as bring the most desired emerging technologies and solutions to market.  In 2016, we continued to make investments in customer-facing headcount, and will continue to scale our business in fiscal 2017 both organically and through acquisitions. Finally, we ended the year with approximately $95 million of cash, giving us the financial flexibility to pursue accretive acquisitions and further grow our business. In conclusion, we feel we are well-positioned to again grow faster than the overall IT market," Mr. Norton concluded.

Results of Operations – Three Months Ended March 31, 2016

The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.

Technology Segment

The results of operations for the technology segment for the three months ended March 31, 2016 and 2015 were as follows (dollars in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Sales of product and services	$291,523	$257,265	$34,258	13.3%
Fee and other income	690	1,596	(906)	(56.8%)
Net sales	292,213	258,861	33,352	12.9%

Cost of sales, product and services	231,353	205,821	25,532	12.4%

Gross profit	60,860	53,040	7,820	14.7%

Professional and other fees	1,330	1,275	55	4.3%
Salaries and benefits	38,614	32,805	5,809	17.7%
General and administrative	5,747	4,869	878	18.0%
Depreciation and amortization	1,805	1,189	616	51.8%
Interest and financing costs	19	19	-	0.0%
Operating expenses	47,515	40,157	7,358	18.3%

Operating income	$13,345	$12,883	$462	3.6%

Adjusted EBITDA	$15,150	$14,072	$1,078	7.7%

Net sales rose 12.9% to $292.2 million, from $258.9 million in the fourth quarter of fiscal 2015.

Adjusted gross billings of products and services grew 17.4% to $399.1 million, from $340.1 million in the fourth quarter of fiscal 2015.

Gross margin on sales of product and services was 20.6%, up from 20.0% in the fourth quarter of fiscal 2015.

Operating expenses rose 18.3% to $47.5 million, from $40.2 million in the fourth quarter of fiscal 2015, reflecting increased salaries and benefits due to a 9.0% increase in personnel to 1,020 from 936, of which 83 are customer facing and 48 were from the IGX acquisition, as well as increased variable compensation, and amortization expenses associated with the acquisition of IGX in December 2015.

Operating income was $13.3 million, up 3.6% from $12.9 million in the fourth quarter of fiscal 2015.  Adjusted EBITDA increased 7.7% to $15.2 million for the quarter, from $14.1 million in the fourth quarter of fiscal 2015.

Financing Segment

The results of operations for the financing segment for the three months ended March 31, 2016 and 2015 were as follows (dollars in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Financing revenue	$7,177	$8,389	$ (1,212)	(14.4%)
Fee and other income	13	15	(2)	(13.3%)
Net sales	7,190	8,404	(1,214)	(14.4%)

Direct lease costs	1,104	2,698	(1,594)	(59.1%)

Gross profit	6,086	5,706	380	6.7%

Professional and other fees	303	387	(84)	(21.7)
Salaries and benefits	2,364	2,450	(86)	(3.5%)
General and administrative	(7)	136	(143)	(105.1)
Depreciation and amortization	4	6	(2)	(33.3%)
Interest and financing costs	388	530	(142)	(26.8%)
Operating expenses	3,052	3,509	(457)	(13.0%)

Operating income	$3,034	$2,197	$837	38.1%

Adjusted EBITDA	$3,038	$2,203	$835	37.9%

Net sales were $7.2 million, compared with $8.4 million in the fourth quarter of fiscal 2015, as a result of lower portfolio earnings.

Direct lease costs decreased $1.6 million or 59.1% due to a lower depreciation expense from operating leases.

Operating expenses were down 13.0% over the previous year, mainly due to lower interest expenses as a result of lower debt combined with lower interest rates as well as lower general and administrative expenses.  General and administrative expenses include a reduction to our reserves for credit losses of $0.2 million in the fourth quarter of fiscal 2016 and 2015.

Operating income was $3.0 million, an increase of 38.1% from $2.2 million in the fourth quarter of fiscal 2015. Adjusted EBITDA increased to $3.0 million from $2.2 million in the fourth quarter of fiscal 2015.

Results of Operations – Fiscal Year Ended March 31, 2016
Technology Segment

The results of operations for the technology segment for the years ended March 31, 2016 and 2015 were as follows (dollars in thousands):

	Years Ended March 31,
	2016	2015	Change
Sales of product and services	$1,163,337	$1,100,884	$62,453	5.7%
Fee and other income	5,728	7,565	(1,837)	(24.3%)
Net sales	1,169,065	1,108,449	60,616	5.5%

Cost of sales, product and services	931,782	887,673	44,109	5.0%

Gross profit	237,283	220,776	16,507	7.5%

Professional and other fees	5,505	5,340	165	3.1%
Salaries and benefits	140,086	128,945	11,141	8.6%
General and administrative	22,401	21,127	1,274	6.0%
Depreciation and amortization	5,532	4,310	1,222	28.4%
Interest and financing costs	70	96	(26)	(27.1%)
Operating expenses	173,594	159,818	13,776	8.6%

Operating income	$63,689	$60,958	$2,731	4.5%

Adjusted EBITDA	$69,221	$65,268	$3,953	6.1%

Net sales rose 5.5% to $1.17 billion, from $1.11 billion in fiscal 2015. Adjusted gross billings of products and services grew 8.5% to $1.56 billion compared to fiscal 2015.

The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer end market was as follows:

	Years Ended March 31,
	2016	2015	Change
Technology	23%	19%	4%
State & Local Government & Educational Institutions	22%	22%	-
Telecom, Media, and Entertainment	14%	18%	(4%)
Financial Services	12%	10%	2%
Healthcare	10%	10%	-
Other	19%	21%	(2%)
Total	100%	100%

In fiscal year 2016 we had an increase in revenues from customers in the technology and financial services industries, offset by decreases in the telecommunications, media and entertainment industry. These changes were driven by changes in customer buying cycles and specific IT related initiatives rather than the acquisition or loss of a customer or set of customers.

Gross margin on sales of product and services was 19.9%, up from 19.4% in the prior year.

Operating expenses rose 8.6% to $173.6 million, from $159.8 million in fiscal 2015. This was primarily due to increased salaries and benefits related to a 9.0% increase of headcount in the technology segment, increased variable compensation, and additional expenses associated with the acquisition of IGX in December of 2015. In addition, the Company incurred incremental amortization expenses associated with the acquisition of Evolve Technology Group in August, 2014.

Operating income was $63.7 million, up 4.5% from $61.0 million in fiscal 2015.  Adjusted EBITDA increased 6.1% to $69.2 million from $65.3 million in fiscal 2015.

Financing Segment

The results of operations for the financing segment for the years ended March 31, 2016 and 2015 were as follows (dollars in thousands):

	Years Ended March 31,
	2016	2015	Change
Financing revenue	$35,091	$34,728	$ 363	1.0%
Fee and other income	43	105	(62)	(59.0%)
Net sales	35,134	34,833	301	0.9%

Direct lease costs	10,360	11,062	(702)	(6.3%)

Gross profit	24,774	23,771	1,003	4.2%

Professional and other fees	1,041	1,168	(127)	(10.9%)
Salaries and benefits	9,218	9,141	77	0.8%
General and administrative	729	1,404	(675)	(48.1%)
Depreciation and amortization	16	23	(7)	(30.4%)
Interest and financing costs	1,708	2,283	(575)	(25.2%)
Operating expenses	12,712	14,019	(1,307)	(9.3%)

Operating income	$12,062	$9,752	2,310	23.7%

Adjusted EBITDA	$12,078	$9,775	$2,303	23.6%

Net sales were $35.1 million, compared with $34.8 million in fiscal 2015, as a result of higher post-contract earnings and transactional gains, partially offset by lower portfolio earnings.

Operating expenses were down 9.3% over the previous year, due to changes in our reserve for credit losses, as we recorded a reduction to our reserve of $0.2 million in fiscal year 2016 and an increase to our reserve of $0.2 million in fiscal year 2015.  In addition, we incurred lower interest expense as a result of lower debt combined with lower interest rates.

Operating income was $12.1 million, an increase of 23.7% from $9.8 million in fiscal 2015. Adjusted EBITDA increased 23.6% to $12.1 million from $9.8 million in fiscal 2015.

Recent Corporate Developments & Recognitions

•
On April 20, 2016, ePlus announced that its subsidiary, ePlus Technology, inc., had been named an F5® Unity® Platinum Partner, recognizing that ePlus Technology meets F5's highest technical, accreditation and sales criteria requirements.

•
On April 5, 2016, ePlus announced that CRN®, a brand of The Channel Company, had named ePlus to its 2016 Tech Elite 250 list. This annual list honors an exclusive group of North American IT solution providers that have earned the highest number of advanced technical certifications from leading technology vendors.

•
On March 31, 2016, ePlus announced that ePlus Technology has expanded its Converged Infrastructure offerings to include ePlus Managed FlashStack services. FlashStack CI from Pure Storage is a flexible, all-flash converged infrastructure solution that combines the latest in computer, network, storage hardware and virtualization software into a single integrated architecture that speeds time to deployment, lowers overall IT costs and reduces deployment risks.

•	On March 8, 2016, ePlus announced that ePlus Technology was recognized for its innovation, architecture-led approach, leadership and best practices with four Cisco Partner Summit awards:
o	US Nationals Commercial Partner of the Year, Americas
o	Global Service Provider Partner of the Year, Americas West
o	US National Architectural Excellence – Collaboration, Americas
o	Architectural Excellence – Collaboration, Americas East.

•
On March 3, 2016, ePlus announced that it has been named a MEDITECH Certified Hardware Integrator. MEDITECH collaborates with leading vendors to create proven, integrated healthcare solutions for customers. ePlus can integrate the MEDITECH software solution into its existing suite of tools and services, enabling healthcare customers to have a more seamless Electronic Health Records (EHR) implementation and rollout.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 25, 2016:

What:	ePlus Fourth Quarter and FY16 Financial Results Conference Call
When:	Wednesday, May 25, 2016
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	80134708 (live and replay)

Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through June 8, 2016.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and fluctuations in foreign currency rates, and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases or put downward pressure on prices, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to archive customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES,
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2016	March 31, 2015
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$94,766	$76,175
Accounts receivable—trade, net	234,628	218,458
Accounts receivable—other, net	41,771	31,345
Inventories—net	33,343	19,835
Financing receivables—net, current	56,448	66,909
Deferred costs	6,371	20,499
Other current assets	10,649	7,413
Total current assets	477,976	440,634

Financing receivables and operating leases—net	75,906	76,991
Deferred tax assets—net	-	604
Property, equipment and other assets	8,644	9,248
Goodwill and other intangible assets—net	54,154	40,798
TOTAL ASSETS	$616,680	$568,275

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$76,780	$66,420
Accounts payable—floor plan	121,893	99,418
Salaries and commissions payable	14,981	14,860
Deferred revenue	18,344	34,363
Recourse notes payable—current	2,288	889
Non-recourse notes payable—current	26,042	28,560
Other current liabilities	13,118	13,575
Total current liabilities	273,446	258,085

Recourse notes payable—long term	1,054	2,801
Non-recourse notes payable—long term	18,038	24,314
Deferred tax liability—net	3,001	-
Other liabilities	2,263	3,813
TOTAL LIABILITIES	297,802	289,013

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,237 issued and 7,365 outstanding at March 31, 2016 and 13,114 issued and 7,389 outstanding at March 31, 2015	132	131
Additional paid-in capital	117,511	111,072
Treasury stock, at cost, 5,872 and 5,725 shares, at March 31, 2016 and March 31, 2015, respectively	(129,518)	(118,179)
Retained earnings	331,224	286,477
Accumulated other comprehensive income—foreign currency translation adjustment	(471)	(239)
Total Stockholders' Equity	318,878	279,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$616,680	$568,275

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(amounts in thousands, except per share data)

Net sales	$299,403	$267,265	$1,204,199	$1,143,282
Cost of sales	232,457	208,519	942,142	898,735
Gross profit	66,946	58,746	262,057	244,547

Professional and other fees	1,633	1,662	6,546	6,508
Salaries and benefits	40,978	35,255	149,304	138,086
General and administrative expenses	5,740	5,005	23,130	22,531
Depreciation and amortization	1,809	1,195	5,548	4,333
Interest and financing costs	407	549	1,778	2,379
Operating expenses	50,567	43,666	186,306	173,837

OPERATING INCOME	16,379	15,080	75,751	70,710

Other income	-	-	-	7,603

EARNINGS BEFORE PROVISION FOR INCOME TAXES	16,379	15,080	75,751	78,313

PROVISION FOR INCOME TAXES	6,422	6,170	31,004	32,473

NET EARNINGS	$9,957	$8,910	$44,747	$45,840

NET EARNINGS PER COMMON SHARE—BASIC	$1.37	$1.23	$6.17	$6.26
NET EARNINGS PER COMMON SHARE—DILUTED	$1.36	$1.22	$6.09	$6.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,247	7,218	7,256	7,318
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,308	7,289	7,344	7,393

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted gross billings of product and services, (ii) Adjusted EBITDA, and (iii) non-GAAP Net Earnings per Common Share - Diluted. We define Adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. Non-GAAP net earnings per common share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar Adjusted gross billings of products and services, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Years Ended March 31,
	2016	2015	2016	2015
	(amounts in thousands)

GAAP: Sales of product and services	$291,523	$257,265	$1,163,337	$1,100,884
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	107,613	82,816	393,126	334,155
Adjusted gross billings of product and services	$399,136	$340,081	$1,556,463	$1,435,039

	Three Months Ended March 31,		Years Ended March 31,
	2016	2015	2016	2015
	(amounts in thousands)

GAAP: Net earnings	$9,957	$8,910	$44,747	$45,840
Plus: Provision for income taxes	6,422	6,170	31,004	32,473
Plus: Depreciation and amortization [1]	1,809	1,195	5,548	4,333
Less: Other income [2]	-	-	-	(7,603)
Non-GAAP: Adjusted EBITDA	$18,188	$16,275	$81,299	$75,043

Non-GAAP: Adjusted EBITDA margin	6.1%	6.1%	6.8%	6.6%

	Three months ended March 31,		Years ended March 31,
	2016	2015	2016	2015
	(amounts in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$16,379	$15,080	$75,751	$78,313
Plus: Acquisition related amortization expense [3]	1,124	568	2,917	1,888
Less: Other income [2]	-	-	-	(7,603)
Non-GAAP: Earnings before provision for income taxes	17,503	15,648	78,668	72,598
Non-GAAP: Provision for income taxes [4]	6,863	6,402	32,188	30,069
Non-GAAP: Net earnings	$10,640	$9,246	$46,480	$42,529

GAAP net earnings per common share – diluted	$1.36	$1.22	$6.09	$6.19
Non-GAAP net earnings per common share – diluted	$1.46	$1.27	$6.33	$5.75

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Gain on a class action claim and a retirement of a liability during the year ended March 31, 2015.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Non-GAAP provision for income taxes is calculated at the same effective tax rate as GAAP earnings.